UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This amendment to the Current Report on Form 8-K (the "8-K"), which was filed on April 7, 2008, is solely for the purpose of including a conformed signature on the 8-K, which was previously omitted in the original filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2008, the Board of Directors of the Federal Home Loan Bank of Chicago (the "Bank") and J. Mikesell Thomas, President and CEO, mutually agreed to terminate Mr. Thomas' employment and the Board accepted Mr. Thomas' resignation effective as of the close of business on April 11, 2008. The Bank and Mr. Thomas have entered into a Separation Agreement and General Release of Claims ("Release") which will become effective on April 13, 2008 after the seven day revocation period has elapsed. The Release provides for a lump sum severance payment of $1,131,000.00, which is equal to 50 percent of the total severance payments outlined in Section 7(b) of the Employment Agreement, dated as of August 30, 2004, as amended ("Employment Agreement"), between the Bank and Mr. Thomas. See "Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis - Post-Termination Compensation" in the Bank's 2007 Annual Report on Form 10-K for a further description of these benefits. In addition, Mr. Thomas will be paid for vacation accrued, but not used, through April 11, 2008 and will receive reimbursement for legal fees incurred in connection with the negotiation and documentation of the Release. All payments to Mr. Thomas will be made subject to withholding of applicable state and federal taxes and other mandatory deductions.

Mr. Thomas is also entitled to receive appropriate payments pursuant to the Pentegra Financial Institutions Retirement Fund the Benefit Equalization Plan. Mr. Thomas will forfeit all performance units awarded to him under the Bank's Long Term Incentive Compensation Plan for the 2008 to 2009 performance period.

The Board of Directors has named Matthew R. Feldman to serve as Acting President & CEO effective April 11, 2008, pending a formal search for Mr. Thomas' replacement. Mr. Feldman joined the Bank in 2003 and most recently served as Executive Vice President, Operations & Administration and previously served as Senior Vice President and Chief Risk Officer of the Bank. The Board has formed a search committee with the intention of recruiting a new President & CEO within the next month and a half.

Item 7.01 Regulation FD Disclosure

On April 7, 2008, we announced in a press release that we and the Federal Home Loan Bank of Dallas have agreed to terminate our previously announced merger discussions. A copy of our press release is attached as Exhibit 99.1 to this report.

The Bank is sending to its members a letter informing them about the termination of merger discussions with the Federal Home Loan Bank of Dallas, the change in executive leadership of the Bank and certain information related to the future stand-alone strategy of the Bank. The text of the letter is included as Exhibit 99.2 to this report.

The information being furnished pursuant to Items 5.02 and 7.01 on this Current Report on Form 8-K and the information contained in Exhibits 99.1 and 99.2 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This Current Report contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terminology, such as "preliminary," "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to: our ability to successfully implement a new capital plan; our ability to develop and execute balance sheet restructuring transactions that will improve profitability and the extent of reductions to retained earnings associated with such restructuring transactions; and the other risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

99.1 Press release dated April 7, 2008

99.2 Member letter dated April 7, 2008

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: April 7, 2008	By:/s/ Peter E. Gutzmer**
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary

**Original filing did not have conformed signature.